EXHIBIT 99.1

MINUTES OF THE BOARD OF DIRECTORS

OF

FIRST CORPORATION

On November 14, 2007, at a meeting of the Board of Directors of First Corporation held at Calgary, Alberta at 3:00PM MST, notice being waived and both officers and directors in attendance, the following resolution was presented:

RESOLVED: that after more than three months of effort, an amount of shares barely over the minimum required under the terms of the Company’s prospectus has been subscribed for.  Therefore we will cease attempts to raise addition funds and terminate the offering and seek joint-venture partners to further and explore our mineral claims.

Resolution passed.

There being no further business, the meeting was adjourned.

s/s Sheryl Cousineau

     Sheryl Cousineau, Secretary